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                             10B5-1 STOCK SALES PLAN

      THIS 10b5-1 STOCK SALES PLAN, dated as of June 10, 2005 (this "Stock Sales Plan"), is entered into between Lloyd I. Miller, III ("Seller") and Collier Browne & Company ("Broker").

      WHEREAS, Seller desires to establish this Stock Sales Plan to sell shares of common stock, par value $0.01 per share ("Stock"), of Aldila, Inc. ("Issuer") in accordance with the requirements of Rule 10b5-1 ("Rule 10b5-1") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in order to permit the orderly disposition of a portion of Seller's holdings of Stock, as further set forth herein.

      NOW, THEREFORE, Seller and Broker hereby agree as follows:

1. The Plan. Broker shall effect one or more sales (each, a "Sale") of shares of Stock (the "Shares") in the amounts set forth in the attached Annex A to this Stock Sales Plan and in accordance to the terms set forth therein. The Sales of Shares by the Broker shall be effected on behalf of Seller and other entities for which Seller has reporting obligations under
      Section 13 and Section 16 of the Exchange Act. Seller acknowledges and agrees that neither Seller nor any such entities shall have, nor shall attempt to exercise, any influence over how, when or whether to effect sales of Stock pursuant to this Stock Sales Plan. Proceeds from each sale of Stock effected under this Stock Sales Plan will be delivered to Seller's account as promptly as practicable.

2. Effectiveness. This Stock Sales Plan shall become effective as of June 14, 2005 and shall terminate on the earlier of (i) December 14, 2005; (ii) the date on which Broker is required to terminate sales under this Stock Sales Plan pursuant to paragraph 6 below; (iii) on the date which Issuer or any other person publicly announces a tender or exchange offer with respect to the Stock or a merger, acquisition, reorganization, recapitalization or comparable transaction affecting the securities of Issuer as a result of which the Stock is to be exchanged or converted into shares of another company; (iv) the commencement of any proceedings in respect of or triggered by Seller's bankruptcy or insolvency; and (v) the death of Seller. The period during which this Stock Sales Plan is in effect is referred to herein as the "Plan Sales Period".

3.    Representations, Warranties and Agreements.

      (a) Seller represents and warrants that Seller is not aware of material, nonpublic information with respect to Issuer or any securities of Issuer (including the Stock) and is entering into this Stock Sales Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1.

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      (b)   It is the intent of Seller and Broker that this Stock Sales Plan comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act, and this Stock Sales Plan shall be interpreted to comply with the requirements of Rule 10b5-1(c).

      (c) Seller represents that the Shares are "restricted securities" and/or that Seller may be deemed an "affiliate" of Issuer as those terms are defined under Rule 144 ("Rule 144") of the Securities Act of 1933, as amended. Seller shall not take, and shall not cause any person or entity with which he or she would be required to aggregate sales of Stock pursuant to paragraph (a)(2) or (e) of Rule 144 to take, any action that would cause the Sales not to comply with Rule
            144. Seller has provided Broker with multiple executed Forms 144, which Broker will complete and file on behalf of Seller. Seller agrees to complete, execute and deliver to Broker additional Forms 144 for the sales to be effected under this Stock Sales Plan at such time and in such numbers as Broker shall request, and Broker agrees to file such Forms 144 on behalf of Seller as required by applicable law. Seller understands and agrees that Broker will make one Form 144 filing at the beginning of each three-month period commencing prior to the first Sale to be effected pursuant to this Plan. The Forms 144 filed after the date of this agreement shall specify that the Sales are being effected in accordance with a Stock Sales Plan intended to comply with Rule 10b5-1. Broker agrees to conduct all sales pursuant to this Stock Sales Plan in accordance with the manner of sale requirement of Rule 144 and in no event shall Broker effect any sale if such sale would exceed the then-applicable amount limitation under Rule 144, assuming Broker's sales pursuant to this Stock Sales Plan are the only sales subject to that limitation.

      (d) Seller represents and warrants that Seller is currently permitted to sell Stock in accordance with Issuer's insider trading policies and has obtained the approval of Issuer to enter into this Stock Sales Plan and that, other than any Rule 144 requirements set forth herein, there are no contractual, regulatory or other restrictions applicable to the Sales contemplated under this Stock Sales Plan that would interfere with Broker's ability to execute Sales and effect delivery and settlement of such Sales on behalf of Seller, other than restrictions with respect to which Seller has obtained all required consents, approvals and waivers. Seller shall notify Broker promptly in the event that any of the above statements become inaccurate prior to the termination of this Stock Sales Plan.

      (e) Seller shall timely make all filings, if any, required under Sections 13 and 16 of the Exchange Act. Seller agrees that Seller shall at all times during the Plan Sales Period, in connection with the performance of this Stock Sales Plan, comply with all applicable laws, including, without limitation,


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            Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

      (f) Seller understands that Broker may not be able to effect a Sale due to a market disruption or a legal, regulatory or contractual restriction applicable to Broker or any other event or circumstance (a "Blackout"). Seller also understands that even in the absence of a Blackout, Broker may be unable to effect Sales consistent with ordinary principles of best execution due to insufficient volume of trading, failure of the Stock to reach and sustain a limit order price, or other market factors in effect on the date of a Sale set forth in Annex A ("Unfilled Sales"). If, consistent with ordinary principles of best execution or for any other reason, Broker cannot sell in full any Sale amount in accordance with the terms set forth on Annex A, other than pursuant to an Issuer Restriction (as defined below) then the amount of any such Unfilled Sales may be sold as soon as practicable on the immediately succeeding trading day and on each subsequent trading day as is necessary to sell such Unfilled Sales consistent with ordinary principles of best execution. Nevertheless, if any such shortfall exists after the close of trading on the last trading day of the Plan Sales Period, Broker's authority to sell such shares for the account of Seller under this Stock Sales Plan shall terminate.

            Broker agrees that if Issuer enters into a transaction that results, in Issuer's good faith determination, in the imposition of trading restrictions on Seller, such as a stock offering requiring an affiliate lock-up ("Issuer Restriction"), and if Issuer or Seller shall provide Broker at least one days' prior notice signed by Issuer or Seller and confirmed by telephone of such trading restrictions, then Broker will cease effecting Sales under this Stock Sales Plan until notified by Issuer and Seller that such restrictions have terminated. Broker shall resume effecting Sales in accordance with this Stock Sales Plan as soon as practicable after the cessation or termination of an Issuer Restriction. Any Unfilled Sales not sold in accordance with the second to last sentence of the immediately preceding paragraph, and any Sales that would have been executed in accordance with the terms of Annex A but are not executed due to the existence of an Issuer Restriction, shall be deemed to be cancelled and shall not be effected pursuant to this Stock Sales Plan.

4. Governing Law. This Stock Sales Plan shall be governed by and construed in accordance with the laws of the State of New York.

5. Amendment/Modification. This Stock Sales Plan may be modified or amended only by a writing signed by the Seller and Broker, provided that any such modification or amendment shall only be permitted at a time when Seller is otherwise permitted to effect sales under Issuer's trading policies and at a time


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      when Seller is not aware of material, nonpublic information concerning
      Issuer or its securities.

6. Termination. This Stock Sales Plan may be terminated by Seller at any time upon one day's prior notice to Broker, provided, however, that Seller shall not terminate this Stock Sales Plan except upon consultation with Seller's own legal advisors.

7. Notices. All notices to Broker under this Stock Sales Plan shall be given to Broker and Broker's clearing agent by phone, e-mail or first class mail (postage prepaid), courier or hand delivery as follows:

            Collier Browne & Company
            Attention:  Thomas Browne
            7355 Drake Rd.
            Cincinnati, Ohio 45243
            Tel:  (800) 486-3602
            E-mail:  tbrowne@fuse.net

8. Counterparts. This Stock Sales Plan may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

9. Severability. If any provision of this Stock Sales Plan is or becomes inconsistent with any applicable present or future law, rule or regulation, that provision will be deemed modified or, if necessary, rescinded in order to comply with the relevant law, rule or regulation. All other provisions of this Stock Sales Plan will continue and remain in full force and effect.

                            [Signature page follows]


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      IN WITNESS WHEREOF, the undersigned have signed this Stock Sales Plan as of the date first written above.


                                              COLLIER BROWNE & COMPANY

/s/ Lloyd I. Miller, III                      By: /s/ Thomas R. Browne
------------------------                          ------------------------------
Lloyd I. Miller, III                          Name:  Thomas R. Browne
                                              Title: President


                                 SIGNATURE PAGE
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                                     Annex A

                          Stock Sales Plan Instructions

SALE OF STOCK

On or after June 14, 2005, sell 40,000 of Seller's Shares of Stock (the "Initial Sales") beneficially owned by Seller when the market price per Share meets or exceeds $22.00.

Subsequent to the Initial Sales, sell 50,000 (the "Second Sales") of Seller's Shares of Stock beneficially owned by Seller when the market price per Share meets or exceeds $22.00 and is less than $23.00.

Subsequent to the Second Sales, sell 60,000 (the "Third Sales") of Seller's Shares of Stock beneficially owned by Seller when the market price per Share meets or exceeds $23.00 and is less than $24.00.

Subsequent to the Third Sales, sell the remaining amount of Shares of Stock which are allowed to be sold pursuant to the most recent Form 144 filed in connection with this Stock Sales Plan through Seller when the market price per Share meets or exceeds $24.00.

Notes:

(i) If an indicated date is not a trading day for whatever reason, then the date shall be deemed to be the next succeeding trading day.

(ii) All Share and per Share amounts shall be appropriately adjusted to reflect stock splits or combinations should they occur.

(iii) The Broker shall not make any Sales of Stock if such sale does not comply with the volume limitations set forth within Rule 144.


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